July 19, 2000

        DST SYSTEMS, INC. ANNOUNCES SECOND QUARTER AND YEAR-TO-DATE 2000
                               FINANCIAL RESULTS

For the quarter ended June 30, 2000, DST's consolidated net income was $47.2 million or $.73 per diluted share compared to second quarter 1999 net income of $33.4 million or $.52 per diluted share, a 41.3% increase in net income and a 40.4% increase in diluted earnings per share. Second quarter 2000 results include an after tax gain of $2.8 million related to sales of marketable securities. Adjusting second quarter 2000 results for the effect of the securities sales, net income and diluted earnings per share were $44.4 million and $.69, respectively, an increase of 32.9% and 32.7%, respectively.

Year-to-date, DST's consolidated net income was $103.4 million or $1.60 per diluted share compared to $67.0 million or $1.04 per diluted share in 1999, a 54.3% increase in net income and a 53.8% increase in diluted earnings per share. Year to date 2000 results include after tax gains of $14.6 million in connection with the settlement of a legal dispute related to a former equity investment and gains related to sales of marketable securities. Adjusting year to date 2000 results for the effect of the settlement gain and securities sales, net income and diluted earnings per share were $88.8 million and $1.38, respectively, an increase of 32.5% and 32.7%, respectively.

The following table summarizes the Company's revenues and income from operations by segment (dollars in millions):

                                Quarter ended         Six months ended
                                   June 30,               June 30,
                                   --------               --------
                               2000      1999         2000      1999
                               ----      ----         ----      ----
     Revenues

     Financial Services       $155.6    $138.3      $303.4     $272.9
     Output Solutions          141.6     124.9       296.8      250.8
     Customer Management        51.3      52.3       100.0      100.5
     Investments and Other       8.2       8.5        16.4       16.7
     Intersegment eliminations (19.7)    (18.7)      (39.2)     (37.2)
                               -----     -----       -----      -----
                              $337.0    $305.3      $677.4     $603.7
                              ======    ======      ======     ======

     Income from operations

     Financial Services        $43.7     $32.6       $79.5      $61.8
     Output Solutions           14.6      12.3        38.6       28.0
     Customer Management         5.0       4.0         7.5        7.0
     Investments and Other        .8       2.5         2.2        4.5
                              ------     -----       -----      -----
                               $64.1     $51.4      $127.8     $101.3
                               =====     =====      ======     ======

Consolidated revenues increased $31.7 million or 10.4% over the prior year quarter and $73.7 million or 12.2% over the prior year six month period from higher Financial Services and Output Solutions Segment revenues. Consolidated income from operations totaled $64.1 million for the quarter and $127.8 million for the six months ended June 30, 2000, an increase of $12.7 million or 24.7% over the 1999 second quarter and $26.5 million or 26.2% over 1999 year to date results, primarily from increased operating earnings in Financial Services and Output Solutions Segments.

Financial Services Segment

Financial Services Segment revenues for the quarter were $155.6 million, an increase of $17.3 million or 12.5% over second quarter 1999. U.S. revenues increased $18.9 million, or 17.9%, primarily from increases in mutual fund shareowner accounts processed and higher AWD(R) revenues from an increase in workstations licensed. U.S. mutual fund shareowner accounts serviced totaled
63.9 million at June 30, 2000, an increase of 13.3% from the 56.4 million serviced at December 31, 1999 and an increase of 19.9% from the 53.3 million serviced at June 30, 1999. Total retirement plan accounts increased 2.9 million or 16.7% to 20.3 million compared to 1999 year end. Net new IRA accounts during the quarter were 800,000, of which approximately 49% were Roth or Educational IRA accounts. Roth or Educational IRA's now comprise approximately 23% of total IRA accounts serviced by the Company. 401(k) accounts serviced increased approximately 1.0 million or 29.4% to 4.4 million accounts compared to 1999 year end. U.S. AWD workstations licensed were 42,700 at June 30, 2000, an increase of 19.3% over year-end 1999 levels.

International revenues totaled $31.3 million for the second quarter 2000, a decrease of $1.6 million or 4.9% over comparable prior year quarter revenues. Increases in software license revenues, Canadian mutual fund processing revenues and international AWD software maintenance revenues were offset by lower professional service revenues. International AWD workstations licensed were 22,900 at June 30, 2000, an increase of 4.6% over year-end 1999 levels.

Financial Services income from operations for the second quarter 2000 increased $11.1 million or 34.0% over the prior year quarter to $43.7 million, resulting in an operating margin of 28.1% compared to 23.6% for the prior year. Costs and expenses increased 4.0%, primarily from increased personnel costs necessary to support revenue growth. Depreciation and amortization costs increased $2.6 million or 17.8% as compared to the second quarter of 1999, primarily attributable to amortization of capitalized software development costs.

Financial Services revenues for the six months ended June 30, 2000 were $303.4 million, an increase of $30.5 million or 11.2% over the prior year six month period, principally from higher AWD and U.S. mutual fund revenues. Financial Services Segment income from operations for the six months ended June 30, 2000 increased $17.7 million or 28.6% over the prior year period to $79.5 million. Costs and expenses increased 4.2%, principally from increased personnel costs to support revenue growth. Depreciation and amortization increased 17.6% in the six months ended June 30, 2000 to $34.7 million, primarily attributable to amortization of capitalized software development costs.

Output Solutions Segment

Output Solutions Segment revenues for the quarter ended June 30, 2000 were $141.6 million, an increase of $16.7 million or 13.4% over second quarter 1999. Revenue growth resulted from increased volume of images and statements produced from U.S. mutual fund shareowner growth, and internal growth of existing customers, primarily in telecommunications. Compared to the second quarter of 1999 images produced in the second quarter 2000 increased 17.3% to 1.8 billion and statements mailed increased 15.2% to 450 million.

Output Solutions income from operations for the second quarter increased $2.3 million or 18.7% over the prior year quarter to $14.6 million, resulting in an operating margin of 10.3% compared to 9.8% in the prior year quarter. Costs and expenses increased 13.1%, principally due to increased personnel costs to support revenue growth, increased product development costs and integration costs to standardize facilities and systems. Depreciation and amortization costs increased 8.9% in the second quarter 2000 to $8.6 million, from increased capital costs to support revenue growth.

Output Solutions revenues for the six months ended June 30, 2000 were $296.8 million, an increase of $46.0 million or 18.3% over the prior year period. Output Solutions Segment income from operations for the six months ended June 30, 2000 increased $10.6 million or 37.9% over the prior year period to $38.6 million.

Customer Management Segment

Customer Management Segment revenues for the quarter ended June 30, 2000 were $51.3 million, a decrease of $1.0 million or 1.9% from the 1999 quarter. Processing and service revenues for the quarter were $47.2 million, a decrease of $0.4 million or 0.8% from the 1999 quarter, and equipment sales decreased 10.9% to $4.1 million.

Customer Management income from operations for the second quarter 2000 increased $1.0 million to $5.0 million, resulting in an operating margin of 9.7%. Costs and expenses decreased $2.5 million or 5.6%, primarily from management of personnel costs and lower equipment cost of sales, which was partially offset by increased costs of international operations. Depreciation and amortization increased $0.5 million or 14.7%, primarily attributable to amortization of capitalized software development costs.

Customer Management revenues for the six months ended June 30, 2000 were $100.0 million, a decrease of $0.5 million or 0.5% over the prior year period. Customer Management Segment income from operations for the six months ended June 30, 2000 increased $0.5 million or 7.1% over the prior year period to $7.5 million.

Investments and Other Segments

Investments and Other Segment revenues, primarily rental income for facilities leased to the Company's operating segments, decreased $0.3 million for the quarter ended June 30, 2000.

Equity in earnings (losses) of unconsolidated affiliates

The following table summarizes the Company's equity in earnings (losses) of unconsolidated affiliates (dollars in millions):

                         Quarter ended                Six months ended
                            June 30,                       June 30,
                      2000         1999              2000         1999
                      ----         ----              ----         ----

           BFDS       $3.7         $2.3              $7.7         $5.0
           EFDS       (0.2)        (0.5)              0.1         (1.9)
           Argus       0.2          0.8               0.4          1.7
           Other      (0.2)                          (0.6)
                     -----       ------             -----        -----
                      $3.5         $2.6              $7.6        $ 4.8
                     =====        =====             =====       ======

Increased earnings were recorded at BFDS from higher levels of mutual fund activity. EFDS results were positively affected by higher levels of accounts serviced, offset by continued system development and conversion costs for FASTTM, both of which will continue throughout the remainder of 2000. EFDS accounts serviced increased to 2.5 million at June 30, 2000, which is 0.5 million or 25.0% above year-end 1999 and 0.8 million or 47.1% over June 30, 1999 levels. Argus' earnings decreased from the prior year primarily from increased data processing costs and depreciation charges.

Other income, net

Other income was $7.5 million for the quarter ended June 30, 2000, compared to a loss of $0.9 million for the second quarter of 1999. The increase of $8.4 million is a result of $4.4 million of pre-tax gains on sales of equity investments and higher levels of interest and dividend income. 1999 second quarter results also included $2.9 million of losses incurred upon disposing of certain mainframe computers used by Financial Services.

Other income was $28.8 million for the six months ended June 30, 2000, compared to $0.8 million for 1999. The increase in other income resulted from a previously disclosed first quarter 2000 pretax settlement of $10.8 million related to a legal dispute with a former equity investment. Other income also includes $12.0 million of gains on sales of equity investments and $6.0 million primarily related to interest and dividend income. The comparable 1999 period includes the $2.9 million equipment loss referred to above.

Interest expense

Interest expense totaled $1.5 million for the quarter ended June 30, 2000 and $2.9 million for the six months ended 2000, an increase of $0.3 million over the prior year quarter and $0.2 million over the prior year six month period. Average interest rates and borrowings were higher in 2000 compared to 1999.

Income taxes

DST's effective tax rate was 35.9% for the quarter and six months ended June 30, 2000, compared to 35.8% for the prior year quarter and 35.9% for the prior year six month period. The 2000 and 1999 tax rates were affected by tax benefits relating to certain international operations and recognition of state tax benefits associated with income apportionment rules.

Other Actions

During the quarter ended June 30, 2000, DST purchased 665,000 shares of common stock under previously announced share repurchase programs which total 8,175,000 shares. Of the amount purchased during the quarter, 615,000 shares will be utilized for DST's stock award and stock option programs. As of June 30, 2000, DST has purchased 2,035,000 shares since the programs commenced. Of the remaining 6,140,000 to be repurchased, 3,150,000 shares will be utilized for DST's stock award and stock option programs and 2,990,000 shares will be used for general corporate purposes.

* * * *

The information and comments above may include forward-looking statements respecting DST and its businesses. Such information and comments are based on DST's views as of today, and actual results could differ. There could be a number of factors affecting future results, including those set forth in Form 8-KA dated March 25, 1999 filed by DST with the Securities and Exchange Commission. All such factors should be considered in evaluating any forward-looking comment. The Company will not update any forward-looking statements in this press release to reflect future events.

                                DST SYSTEMS, INC.
                   CONDENSED CONSOLIDATED STATEMENT OF INCOME
                     (In millions, except per share amounts)
                                   (Unaudited)

                                  For the Three Months     For the Six Months
                                     Ended June 30,          Ended June 30,

                                   ------------------      -------------------
                                     2000       1999         2000       1999
                                   ------------------      -------------------

Revenues                           $ 337.0    $ 305.3      $ 677.4    $ 603.7

Costs and expenses                   241.2      226.1        486.3      447.1
Depreciation and amortization         31.7       27.8         63.3       55.3
                                   --------   --------     --------   --------

Income from operations                64.1       51.4        127.8      101.3

Interest expense                      (1.5)      (1.2)        (2.9)      (2.7)
Other income, net                      7.5       (0.9)        28.8        0.8
Equity in earnings (losses) of
     unconsolidated affiliates         3.5        2.6          7.6        4.8
                                   --------   --------     --------   --------

Income before income taxes and
     minority interests               73.6       51.9        161.3      104.2

Income taxes                          26.4       18.6         57.9       37.4
Income before minority interests      47.2       33.3        103.4       66.8
Minority interests                               (0.1)                   (0.2)
                                   --------   --------    ---------   --------

Net income                          $ 47.2     $ 33.4      $ 103.4     $ 67.0
                                   ========   ========    =========   ========

Average common shares outstanding     62.8       63.1         62.8       63.1
Diluted shares outstanding            64.6       64.8         64.5       64.7

Basic earnings per share            $ 0.75     $ 0.53       $ 1.65     $ 1.06
Diluted earnings per share          $ 0.73     $ 0.52       $ 1.60     $ 1.04


DST Systems, Inc.
333 West 11th Street
Kansas City, MO
64105-1594

NYSE & CHX Symbol: DST
Contact:
Thomas A. McDonnell (816) 435-8684
President and Chief Executive Officer
Kenneth V. Hager (816) 435-8603
Vice President and Chief Financial Officer